Exhibit 99.1

Emerald Expositions Reports Second Quarter 2019 Financial Results

SAN JUAN CAPISTRANO, Calif. – August 1, 2019 – Emerald Expositions Events, Inc. (NYSE:EEX) (“Emerald” or the “Company”), a leading U.S. business-to-business trade show, event and conference producer, today reported financial results for the second quarter ended June 30, 2019.

Second Quarter 2019 Highlights

•	Revenues increased 31.4% to $103.0 million, compared to $78.4 million for second quarter 2018
•	Net income increased 93.2% to $11.4 million, compared to $5.9 million for second quarter 2018
•	Net cash provided by operating activities decreased 16.0% to $28.4 million, compared to $33.8 million for second quarter 2018
•	Adjusted EBITDA, a non-GAAP measure, decreased 15.7% to $41.2 million, compared to $48.9 million for second quarter 2018
•	Adjusted Net Income, a non-GAAP measure, decreased 32.6% to $22.7 million, compared to $33.7 million for second quarter 2018
•	Free Cash Flow, a non-GAAP measure, decreased 12.0% to $27.8 million, compared to $31.6 million for second quarter 2018

Second Quarter 2019 Financial Performance

	Three Months Ended June 30,				Six Months Ended June 30,
	2019	2018	Change	% Change	2019	2018	Change	% Change
	(unaudited, dollars in millions, except percentages and per share data)
Revenues	$103.0	$78.4	$24.6	31.4%	$240.4	$220.6	$19.8	9.0%
Net income	$11.4	$5.9	$5.5	93.2%	$37.9	$44.0	$(6.1)	(13.9%)
Net cash provided by operating activities	$28.4	$33.8	$(5.4)	(16.0%)	$40.0	$54.4	$(14.4)	(26.5%)
Diluted earnings per share	$0.16	$0.08	$0.08	100.0%	$0.52	$0.58	$(0.06)	(10.3%)

Non-GAAP measures:
Adjusted EBITDA	$41.2	$48.9	$(7.7)	(15.7%)	$100.6	$117.3	$(16.7)	(14.2%)
Adjusted Net Income	$22.7	$33.7	$(11.0)	(32.6%)	$61.6	$78.6	$(17.0)	(21.6%)
Adjusted Diluted EPS	$0.31	$0.44	$(0.13)	(29.5%)	$0.84	$1.04	$(0.20)	(19.2%)
Free Cash Flow	$27.8	$31.6	$(3.8)	(12.0%)	$39.1	$51.7	$(12.6)	(24.4%)

“Our results for the quarter were slightly below our expectations, including a continuation of some of the same trends driving the performance of several of our trade show events earlier in the year,” stated Sally Shankland, Emerald’s President and Chief Executive Officer. “While our revised guidance reflects our latest expectation for show-level performance this year, largely driven by current expectations for our second half performance, as well as additional investment being made in the business, I am optimistic about the future and confident that we can improve our execution and change the trajectory of the business, starting with several immediate actions.”

Ms. Shankland continued, “In my first sixty days, I have met with our senior leadership, visited our offices across the country, and attended several of our shows.  I have quickly come to realize that industry trends, our market-specific knowledge and our brands are strong. However, we must quickly optimize our organizational structure, talent and execution; re-energize our culture; and increase our use of technology and data to ensure we are delivering value to our customers. We also need to evaluate our cost structure and the returns we are achieving on our investments. This is all within our control and I have begun taking steps to address these issues. We recently announced new senior leadership, restructured Emerald’s organization, and started several data and technology initiatives designed to improve our organizational and marketing effectiveness. Some of these changes will take time to translate into our results, but I am excited about the opportunity that lies ahead and highly confident that we can solve our challenges and drive sustainable organic growth, as well as continuing to deliver strong free cash flows.”

“Having spent a majority of my career in the events industry, I believe, now more than ever, in the strong fundamentals that drive our business. Trade shows, conferences and other face-to-face events provide a critical medium for conducting commerce, sharing information, networking and the discovery of new and differentiated products and services,” continued Ms. Shankland.  “I made the decision to lead Emerald because I believe the Company’s portfolio is well-positioned for future growth in this attractive industry.”

“Several of our key shows delivered positive results in the second quarter, including HD Expo and COUTURE,” stated Phil Evans, Chief Financial Officer. “However, results from other key shows, including IRCE and ICFF, were below expectations due to lower conference and booth sales. The resulting revenue impact, after giving effect to show timing differences, caused our second quarter Adjusted EBITDA to be modestly lower than we anticipated. This has been reflected in our full-year guidance update, though the revised outlook is largely driven by the current expectations for certain events and Other Marketing Services products in the second half of the year. Looking at both our projected performance for the year versus 2018 and our change in expectations for 2019 since our last earnings call, we have clearly not been effective in reducing our costs as quickly as revenues have softened. This fact, together with the additional brand investments and increased overheads that we added this year, has magnified the effect of our revenue shortfalls on our Adjusted EBITDA. That said, as we address our internal challenges, we expect our long-term growth and cash generation model will continue to be robust.”

Financial & Operational Results

For the second quarter of 2019, Emerald reported revenues of $103.0 million compared to revenues of $78.4 million for the second quarter of 2018, an increase of $24.6 million, or 31.4%. The increase reflected a net $23.7 million addition from several show scheduling differences in the second quarter of 2019, most notably Outdoor Retailer Summer Market and GlobalShop both staging in the second quarter of 2019, versus the third and first quarters of 2018, respectively. Acquisitions made in 2018 contributed $3.6 million of revenue in the second quarter of 2019. After adjusting organic revenues for the second quarters of each of 2018 and 2019 for the show timing differences discussed above, organic revenues for the second quarter of 2019 were down $3.7 million, or 3.6%, as compared to the prior year quarter.

The Company’s HD Expo and COUTURE shows increased revenues by low- to mid-single digit percentages, while Outdoor Retailer Summer Market was flat in revenues. ICFF experienced a double-digit percentage revenue decline, primarily due to softness from European exhibitors, partly attributable to Brexit uncertainty, and an atypical date conflict with HD Expo. Emerald also experienced a double-digit percentage revenue decline in IRCE and some moderate softness in the GlobalShop show, which co-located for the first time under the RetailX brand.  Emerald launched three new events in the quarter, the most successful being CPMG’s C-StorePoint hosted buyer event for the convenience store sector. The Company’s Other Marketing Services revenues declined by a double-digit percentage versus the same quarter last year, excluding the contribution of 2018 acquisitions.

Cost of Revenues of $32.3 million for the second quarter of 2019 increased by 32.4%, or $7.9 million, from $24.4 million for the second quarter of 2018. This increase reflected $0.9 million of incremental costs related to 2018 acquisitions and a net $5.5 million increase attributable to the show scheduling differences discussed above. The remaining $1.5 million increase in cost of revenues mainly reflected the incremental costs of the Company’s new event launches.

Selling, General & Administrative Expense (“SG&A”) of $33.1 million for the second quarter of 2019 increased by 18.2%, or $5.1 million, from $28.0 million for the second quarter of 2018. The increase in SG&A for the second quarter of 2019 reflected approximately $2.6 million in incremental costs from 2018 acquisitions, $0.8 million attributable to show scheduling differences, $1.2 million in higher stock-based compensation and $1.3 million in other expense increases, offset by a reduction of $0.8 million in non-recurring other items.

Net income of $11.4 million for the second quarter of 2019 increased by 93.2%, or $5.5 million, from $5.9 million for the second quarter of 2018. The key drivers of the increase were increased revenues due to show scheduling differences, partially offset by lower revenues in the remainder of the portfolio and increased expenses described above.

For the second quarter of 2019, Adjusted EBITDA was $41.2 million, compared to $48.9 million for the second quarter of 2018, after adjusting for the show scheduling differences described above. The decrease in Adjusted EBITDA of $7.7 million, or 15.7%, was mainly driven by the combined effect of lower organic revenues, incremental investments in the events that took place in the quarter and in marketing costs incurred for future events.

For a discussion of the Company’s presentation of Adjusted EBITDA, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.”  For a reconciliation of Adjusted EBITDA to net income see Appendix I attached hereto.

Cash Flow

Net cash provided by operating activities decreased by $5.4 million to $28.4 million in the second quarter of 2019, compared to $33.8 million in the second quarter of 2018, largely reflecting the Company’s operating performance in the quarter.

Capital expenditures were $0.6 million for the second quarter of 2019, compared to $2.2 million for the second quarter of 2018.

Free Cash Flow, which the Company defines as net cash provided by operating activities less capital expenditures, was $27.8 million in the second quarter of 2019, compared to $31.6 million in the second quarter of 2018.

For a discussion of our presentation of Free Cash Flow, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.”  For a reconciliation of Free Cash Flow to net cash provided by operating activities, see Appendix I attached hereto.

Liquidity and Financial Position

As of June 30, 2019, Emerald’s cash and cash equivalents were $12.4 million and gross debt was $538.7 million, resulting in net debt (gross debt less cash and cash equivalents) of $526.3 million.

Dividend

On July 30, 2019, the Board of Directors approved the payment of a cash dividend of $0.075 per share for the quarter ending September 30, 2019 to holders of the Company’s common stock. The dividend is expected to be paid on or about August 27, 2019 to stockholders of record on August 13, 2019.

Share Repurchase Program

The Board of Directors authorized and approved a new share repurchase program, which will become effective no sooner than the Company’s next open trading window on or after August 5, 2019, pursuant to which the Company may, from time to time, purchase shares of its common stock for an aggregate repurchase price not to exceed $30.0 million through open market purchases (either with or without a 10b5-1 plan), block transactions, privately negotiated purchases or otherwise, through and including July 31, 2020, subject to early termination or extension by the Board. The new share repurchase program does not obligate the Company to purchase any shares and may be suspended or discontinued at any time without notice. The Company anticipates funding any share repurchases from its cash on hand and permitted borrowings under the Company’s credit facilities. The timing and amount of any shares repurchased under the new share repurchase program will depend on a variety of factors, including available liquidity, general market and economic conditions, regulatory requirements, capital structure optimization, valuation metrics and other factors.

Outlook (forward-looking statements) and Key Assumptions

The Company’s outlook for the year ending December 31, 2019 has been updated to reflect the latest expectations for the full year, which incorporates both anticipated show-level performance for the remainder of the year as well as already executed and planned investment in people and capabilities. Emerald management now expects the financial performance metrics outlined below:

•	Total revenue decline of 3.1% to 4.9%, or revenue in a range of approximately $362 million to $369 million
•	Organic revenue decline of 3.9% to 5.6%
•	Adjusted EBITDA in the range of $118 million to $125 million, representing a decrease in the range of 23.3% to 27.6% compared to 2018
•	Adjusted Net Income in the range of $64 million to $69 million, representing a decrease in the range of 31.1% to 36.1% compared to 2018
•	Adjusted Diluted EPS in the range of $0.95 to $0.88, representing a decrease in the range of 28.6% to 33.8% compared to 2018
•	Free Cash Flow in the range of $60 million to $65 million

The above outlook does not incorporate the impact of any acquisitions that Emerald may close in 2019 or other unforeseen developments. See discussion of non-GAAP financial measures at the end of this release.

Conference Call and Webcast Details

As previously announced, the Company will hold a conference call to discuss its second quarter 2019 results at 11:00 am ET on Thursday, August 1, 2019.

The conference call can be accessed by dialing 1-877-407-9039 (domestic) or 1-201-689-8470 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13692494. The replay will be available until 11:59 pm (Eastern Time) on August 8, 2019.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at http://investor.emeraldexpositions.com. An online replay will be available on the same website immediately following the call.

About Emerald Expositions

Emerald is a leading operator of business-to-business trade shows in the United States. We currently operate more than 55 trade shows, as well as numerous other face-to-face events. In 2018, Emerald’s events connected over 500,000 global attendees and exhibitors and occupied more than 7.0 million net square feet of exhibition space.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in Appendix I attached hereto.

The Company provides certain elements of its forward-looking 2019 outlook solely on a non-GAAP basis because the Company cannot predict certain elements that would be required in certain reported GAAP results. The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP measures, Adjusted EBITDA and Adjusted Net Income, to net income, and Free Cash Flow, to net cash provided by operating activities, their most comparable GAAP financial measures, or Adjusted Diluted EPS, because it is impractical to forecast certain items without unreasonable efforts due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of and the periods in which such items may be recognized. For Adjusted EBITDA and Adjusted Net Income, these items are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA and Adjusted Net Income in prior periods and include, but are not limited to, acquisition-related expenses, stock-based compensation, income tax expense, the effects of scheduling adjustments (in the case of Adjusted EBITDA only) and other assumptions about capital requirements for future periods. For Free Cash Flow, this includes assumptions about capital requirements for future periods. The variability of these items may have a significant impact on our future GAAP financial results.

We use Adjusted EBITDA because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income before (i) interest expense, (ii) loss on extinguishment of debt, (iii) income tax expense, (iv) depreciation and amortization, (v) stock-based compensation, (vi) deferred revenue adjustment, (vii) intangible asset impairment charge, (viii) unrealized loss on interest rate swap and floor, net, (ix) the Onex management fee (which ended prior to the Company’s initial public offering), (x) material show scheduling adjustments, and (xi) other items that management believes are not part of our core operations.

In addition to net income presented in accordance with GAAP, we present Adjusted Net Income because we believe it assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Our presentation of Adjusted Net Income adjusts net income for (i) loss on extinguishment of debt, (ii) stock-based compensation, (iii) deferred revenue adjustment, (iv) intangible asset impairment charge, (v) the Onex management fee (which ended prior to the Company’s initial public offering), (vi) other items that management believes are not part of our core operations, (vii) amortization of deferred financing fees and discount, (viii) amortization of acquired intangible assets and (ix) tax adjustments related to non-GAAP adjustments.

We use Adjusted Net Income as a supplemental metric to evaluate our business’s performance in a way that also considers our ability to generate profit without the impact of certain items.

For example, it is useful to exclude stock-based compensation expenses because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business, and these expenses can vary significantly across periods due to timing of new stock-based awards. We also exclude professional fees associated with debt refinancing, the amortization of acquired intangible assets and certain discrete costs, including deferred revenue adjustments, impairment charges and transaction costs (including professional fees and other expenses associated with acquisition activity) in order to facilitate a period-over-period comparison of our financial performance. This measure also reflects an adjustment for the difference between cash amounts paid in respect of taxes and the amount of tax recorded in accordance with GAAP. Each of the normal recurring adjustments and other adjustments described in this paragraph help to provide management with a measure of our operating performance over time by removing items that are not related to day-to-day operations or are noncash expenses.

Adjusted Net Income is a supplemental non-GAAP financial measure of operating performance and is not based on any standardized methodology prescribed by GAAP. Adjusted Net Income should not be considered in isolation or as an alternative to net income, cash flows from operating activities or other measures determined in accordance with GAAP. Also, Adjusted Net Income is not necessarily comparable to similarly titled measures presented by other companies.

Adjusted Diluted EPS is defined as Adjusted Net Income divided by diluted weighted average common shares outstanding.

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain forward-looking statements, including assumptions about the expected financial performance of recent acquisitions, our ability to execute our acquisition strategy to accelerate growth and full year guidance with respect to revenue growth, Adjusted Net Income, Adjusted EPS, Free Cash Flow and Adjusted EBITDA. These statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contacts

Emerald Expositions Events, Inc.

Philip Evans, 1-866-339-4688 (866EEXINVT)

Chief Financial Officer

investor.relations@emeraldexpo.com

Emerald Expositions Events, Inc.

Condensed Consolidated Statements of Income and Comprehensive Income

(unaudited, dollars in millions, share data in thousands, except earnings per share data)

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Revenues	$103.0	$78.4	$240.4	$220.6
Cost of revenues	32.3	24.4	78.2	65.8
Selling, general and administrative expense	33.1	28.0	68.2	60.3
Depreciation and amortization expense	13.2	11.4	26.4	22.8
Operating income	24.4	14.6	67.6	71.7
Interest expense	7.8	7.3	15.8	13.8
Income before income taxes	16.6	7.3	51.8	57.9
Provision for income taxes	5.2	1.4	13.9	13.9
Net income and comprehensive income	$11.4	$5.9	$37.9	$44.0
Basic earnings per share	$0.16	$0.08	$0.53	$0.60
Diluted earnings per share	$0.16	$0.08	$0.52	$0.58
Basic weighted average common shares outstanding	71,905	72,896	71,866	72,806
Diluted weighted average common shares outstanding	72,965	75,821	72,995	75,817

Emerald Expositions Events, Inc.

Condensed Consolidated Balance Sheets

(dollars in millions, share data in thousands, except par value)

	June 30, 2019	December 31, 2018
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$12.4	$20.5
Trade and other receivables, net of allowance for doubtful accounts of $1.1 million and $0.9 million, as of June 30, 2019 and December 31, 2018, respectively	75.3	62.7
Prepaid expenses	13.1	19.8
Total current assets	100.8	103.0
Noncurrent assets
Property and equipment, net	3.6	3.7
Goodwill	1,036.5	1,036.5
Intangible assets, net	409.9	435.3
Right-of-use lease assets	18.9	-
Other noncurrent assets	1.7	1.5
Total assets	$1,571.4	$1,580.0
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and other current liabilities	$32.4	$30.5
Deferred revenues	162.2	192.4
Revolving credit facility	5.0	40.0
Right-of-use lease liabilities, current portion	4.1	-
Term loan, current portion	5.7	5.7
Total current liabilities	209.4	268.6
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	522.0	524.2
Deferred tax liabilities, net	79.5	75.4
Right-of-use lease liabilities	16.0	-
Other noncurrent liabilities	2.5	3.5
Total liabilities	829.4	871.7
Commitments and contingencies
Shareholders’ equity
Common stock, $0.01 par value; authorized shares: 800,000; issued and outstanding shares: 71,944 and 71,591 at June 30, 2019 and December 31, 2018, respectively	0.7	0.7
Additional paid-in capital	696.7	689.7
Retained earnings	44.6	17.9
Total shareholders’ equity	742.0	708.3
Total liabilities and shareholders’ equity	$1,571.4	$1,580.0

Appendix I

Emerald Expositions Events, Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(dollars in millions) (unaudited)
Net income	$11.4	$5.9	$37.9	$44.0
Add (deduct):
Interest expense	7.8	7.3	15.8	13.8
Provision for income taxes	5.2	1.4	13.9	13.9
Depreciation and amortization	13.2	11.4	26.4	22.8
Stock-based compensation	2.6	1.4	4.2	2.6
Deferred revenue adjustment	0.1	0.1	0.2	0.2
Other items(1)	0.9	1.7	2.2	5.5
Scheduling adjustments	-	19.7	-	14.5
Adjusted EBITDA	$41.2	$48.9	$100.6	$117.3

(1)

Other items for the three months ended June 30, 2019 included: (i) $0.1 million in transaction costs in connection with certain acquisition transactions, (ii) $0.7 million in transition costs and (iii) $0.1 million in non-recurring legal, audit and consulting fees. Other items for the three months ended June 30, 2018 included: (i) $0.3 million in transaction costs in connection with certain acquisition transactions and (ii) $1.4 million in transition costs. Other items for the six months ended June 30, 2019 included: (i) $0.6 million in transaction costs in connection with certain acquisition transactions, (ii) $1.4 million in transition costs and (iii) $0.2 million in non-recurring legal, audit and consulting fees. Other items for the six months ended June 30, 2018 included: (i) $1.3 million in transaction costs in connection with certain acquisition transactions, (ii) $1.0 million in legal, accounting and consulting fees related to the secondary offering and other related activities and (iii) $3.2 million in transition costs.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(dollars in millions) (share data in thousands, except per share data) (unaudited)
Net income	$11.4	$5.9	$37.9	$44.0
Add (deduct):
Stock-based compensation	2.6	1.4	4.2	2.6
Deferred revenue adjustment	0.1	0.1	0.2	0.2
Other items(1)	0.9	1.7	2.2	5.5
Amortization of deferred financing fees and discount	0.4	0.7	0.7	1.0
Amortization of acquired intangible assets	12.5	10.8	25.1	21.7
Scheduling adjustments	-	19.7	-	14.5
Tax adjustments related to non-GAAP adjustments(2)	(5.2)	(6.6)	(8.7)	(10.9)
Adjusted Net Income	$22.7	$33.7	$61.6	$78.6
Adjusted basic earnings per share	$0.32	$0.46	$0.86	$1.08
Adjusted diluted earnings per share	$0.31	$0.44	$0.84	$1.04
Basic weighted average common shares outstanding	71,905	72,896	71,866	72,806
Diluted weighted average common shares outstanding	72,965	75,821	72,995	75,817

(1)	Represents other items described in Note 1 above.
(2)

Reflects application of U.S. federal and state enterprise tax rate of 31.3% and 19.2% for the three months ended June 30, 2019 and 2018, respectively, and 26.8% and 24.0% for the six months ended June 30, 2019 and 2018, respectively.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(dollars in millions) (unaudited)
Net Cash Provided by Operating Activities	$28.4	$33.8	$40.0	$54.4
Less:
Capital expenditures	0.6	2.2	0.9	2.7
Free Cash Flow	$27.8	$31.6	$39.1	$51.7